$[●] Enhanced Market Participation Notes
Filed Pursuant to Rule 433
  Registration No. 333-133007
  January 30, 2009
FREE WRITING PROSPECTUS
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
 Product Supplement dated November 6, 2008
and Prospectus Addendum dated December 12, 2007)

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and the prospectus.  The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus.  The notes are 10.00% principal protected, and you may lose up to 90.00% of your initial investment in the notes.

This free writing prospectus relates to an offering of notes. The purchaser of a note will acquire a security linked to the reference asset described below. Although the offering relates to the reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes. The following key terms relate to the offering of notes:

•	Reference Asset:
An equally weighted basket of the S&P 500® Index (ticker: SPX) (the “SPX”) and the iShares® MSCI EAFE Index Fund (ticker: EFA) (the “EFA”) each of which we refer to as a “basket component,” and collectively, as the “basket components”.

•	Basket Weightings:	The weighting of each basket component is fixed at 1/2 and will not change unless any basket component is modified during the term of the notes as described herein.
•	Principal Amount:	$1,000 per note.
•	Trade Date:	[February 24, 2009].
•	Pricing Date:	[February 24, 2009].
•	Original Issue Date:	[February 27, 2009].
•	Final Valuation Date:	[August 24, 2010], subject to adjustment as described herein.
•	Maturity Date:	3 business days after the final valuation date and is expected to be [August 27, 2010]. The maturity date is subject to adjustment as described herein.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	You will receive a cash payment on the maturity date that is based on the basket return (as described below):
- If the basket return is greater than or equal to 0.00%, you will receive an amount equal to 100.00% of the principal amount plus the lesser of:
(i) the product of (a) the principal amount multiplied by (b) the basket return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum gain; and
- If the basket return is between 0.00% and -10.00%, inclusive, you will receive 100.00% of the original principal amount; and

-  If the basket return is less than -10.00%, you will lose 1.00% of the original principal amount for each percentage point that the basket return is below -10.00%.  For example, if the basket return is -30.00%, you will suffer a 20.00% loss and receive 80.00% of the original principal amount.

•	Upside Participation Rate:	200.00%.
•	Maximum Gain:	[25.00% - 30.00%]. The maximum payment at maturity is [$1,250 - $1,300] per note.
•	Initial Level:
With respect to SPX, [●], which represents the official closing level of SPX as determined by the calculation agent.  With respect to EFA, [●], which represents the official closing price of one share of EFA on the pricing date, as determined by the calculation agent.

•	Final Level:
With respect to SPX, the official closing level of SPX on the final valuation date as determined by the calculation agent. With respect to EFA, the official closing price of one share of EFA on the final valuation date as determined by the calculation agent.

•	Basket Component Return:
With respect to a basket component and as determined on the final valuation date, the quotient, expressed as a percentage, of (i) the final level of such basket component minus the initial level of such basket component divided by (ii) the initial level of such basket component, expressed as a formula:

•	Basket Return:	The sum of (a) the product of the basket component return of SPX multiplied by 1/2, plus (b) the product of the basket component return of EFA multiplied by 1/2, expressed as a formula:
Basket Return = (RSPX/2) + (REFA/2)
Where.
RSPX is the basket component return for SPX as determined on the final valuation date for SPX; and
REFA is the basket component return for EFA as determined on the final valuation date for EFA.
•	Official Closing Level:
With respect to SPX, and on any scheduled trading day between the pricing date and the final valuation date, inclusive, the official closing level will be the closing level of SPX on such scheduled trading day as determined by the calculation agent and based upon determinations with respect thereto made by the index sponsor (as defined herein) for SPX and displayed on Bloomberg Professional® service page “SPX <INDEX>”.  With respect to EFA, and on any scheduled trading day between the pricing date and the final valuation date, inclusive, the official closing level will be the closing price of one share of EFA on such scheduled trading day as determined by the calculation agent and displayed on the Bloomberg Professional® service page “EFA UP <EQUITY>”.

•	Form of notes:	Book-Entry.
•	CUSIP and ISIN:	4042K0UZ6 and [●].
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
•	Agent’s Discount:	TBD
•	Proceeds to Us:	TBD

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the product supplement and page S-3 of the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this free writing prospectus in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.  We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes.  HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. January 30, 2009

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page.  The purchaser of a note will acquire a security linked to an equally weighted basket consisting of an equity index and an exchange traded fund.   We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of notes relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, the prospectus addendum of December 12, 2007, and the product supplement dated November 6, 2008.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, product supplement and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, product supplement and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420408061482/v130941_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

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Payment at Maturity

On the maturity date and for each note, we will pay you the cash settlement value, which is an amount in cash based on the basket return, as described below:

•	If the basket return is greater than or equal to 0.00%, you will receive an amount equal to 100.00% of the principal amount plus the lesser of:

(i) the product of (a) the principal amount multiplied by (b) the basket return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum gain; and

•	If the basket return is between 0.00% and -10.00%, inclusive, you will receive 100.00% of the original principal amount; and

•
If the basket return is less than -10.00%, you will lose 1.00% of the original principal amount for each percentage point that the basket return is below -10.00%.  For example, if the basket return is -30.00%, you will suffer a 20.00% loss and receive 80.00% of the original principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings.

Market Disruption Event

If the final valuation date is not a scheduled trading day with respect to a basket component, then the final valuation date for that basket component will be the next day that is a scheduled trading day for that basket component.  If a market disruption event (as defined below) exists with respect to a basket component on a final valuation date, then the final valuation date for that basket component will be the next scheduled trading day for that basket component on which a market disruption event does not exist with respect to that basket component.  For the avoidance of doubt, if no market disruption event exists with respect to a basket component on a final valuation date for that basket component, the determination of that basket component’s final level will be made on that final valuation date, irrespective of the existence of a market disruption event with respect to the other basket components.  If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date and no interest will be paid in respect of such postponement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

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INVESTOR SUITABILITY

The notes may be suitable for you if:

♦  You believe the equally weighted basket of SPX and EFA will appreciate moderately—meaning that you believe the equally weighted basket of SPX and EFA will appreciate over the term of the notes, but do not believe such appreciation is likely to exceed the maximum gain of [25.00%-30.00%].

♦  You are willing to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -10.00%.

♦  You are willing to invest in the notes based on the upside participation rate of 200.00%.

♦  You are willing to invest in the notes based on the fact your return (as magnified by the upside participation rate) is subject to the maximum gain of [25.00%-30.00%]%.

♦  You are willing to forego potential dividends paid on EFA and on the stocks included in SPX.

♦  You do not seek current income from this investment.

♦  You do not seek an investment for which there is an active secondary market.

♦  You are willing to hold the notes to maturity.

♦  You seek an investment whose return is linked to a weighted basket containing an index that represents companies in a variety of market sectors and an exchange traded fund tracking the performance of an underlying index that represents companies in a variety of foreign jurisdictions.

The notes may not be suitable for you if:

♦  You do not believe equally weighted basket of SPX and EFA will appreciate over the term of the notes, or you believe equally weighted basket of SPX and EFA will appreciate by more than the maximum gain during the term of the note.

♦  You are unwilling to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -10.00%.

♦  You prefer a product that provides an upside participation rate of greater than 200.00%.

♦  You seek an investment that is exposed to the full potential appreciation of the reference asset, without a cap on participation.

♦  You prefer to receive the potential dividends paid on EFA and on the stocks included in SPX.

♦  You seek current income from this investment.

♦  You are unable or unwilling to hold the notes to maturity.

♦  You seek an investment for which there will be an active secondary market.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦  You do not seek an investment whose return is linked to a weighted basket containing an index that represents companies in a variety of market sectors and an exchange traded fund tracking the performance of an underlying index that represents companies in a variety of foreign jurisdictions.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the product supplement.  Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the reference asset.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, product supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”;

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”; and

•	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset”.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Principal Protected and You May Lose Up to 90.00% of Your Initial Investment.

The notes are not principal protected. The notes differ from ordinary debt securities in that we will not pay you 100.00% of the principal amount of your notes if the basket return is below -10.00%.  In that event, you will lose 1.00% of the original principal amount for each percentage point that the basket return is below -10.00%.  Accordingly, you may lose up to 90.00% of your initial investment in the notes.

Your Payment at Maturity Will Not Exceed the Maximum Payment at Maturity.

Your payment at maturity will not exceed the maximum payment at maturity of [$1,250.00 - $1,300.00].  You will not participate in any appreciation of the basket return (as magnified by the upside participation rate) beyond the maximum gain of [25.00% - 30.00%]. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM GAIN OF [25.00% - 30.00%].

Changes in the Final Levels of the Basket Components May Offset Each Other.

The notes are linked to an equally weighted basket composed of the basket components.  At a time when the price or level of one of the basket components increases, the price or level of the other basket component may not increase by the same amount or may even decline.  Therefore, in calculating the basket return, increases in the price or level of one of the basket components may be moderated, or wholly offset, by lesser increases or declines in the price or level of the other basket component.

The Notes will not be Listed on any Securities Exchange or Quotation System.

One of our affiliates intends to offer to purchase the notes in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the notes.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

Changes that Affect the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

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The policies of the publisher, sponsor or compiling authority for the reference asset (the “reference sponsor”) concerning additions, deletions and substitutions of the constituents included in the reference asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the reference asset may affect the level of the reference asset.  The policies of the reference sponsor with respect to the calculation of the reference asset could also affect the level of the reference asset.  The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset.  Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The Value of Shares of EFA may not Completely Track the Value of the MSCI® EAFE Index (the “underlying index”).

Although the trading characteristics and valuations of shares of EFA will usually mirror the characteristics and valuations of the underlying index, the value of the shares of EFA may not completely track the value of the underlying index.  The value of EFA may reflect transaction costs and fees that are not included in the calculation of the underlying index.  Additionally, because EFA may not actually hold all of the stocks that comprise the underlying index but rather invests in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, EFA may not fully replicate the performance of the underlying index.

The Value of Shares of EFA is Subject to Risks Associated with the Foreign Securities Markets.

Because foreign companies or foreign equity securities included in the underlying index of EFA may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the notes involve particular risks.  For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Uncertain Tax Treatment.

For a complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

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ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the final levels of the basket components relative to their respective initial levels.  We cannot predict the final level of each basket component, and thus the basket return, on the final valuation date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial levels of the basket components used in the illustrations below are not the actual initial levels of the basket components.  You should not take these examples as an indication or assurance of the expected performance of the basket components.  The numbers below are rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes.  These examples assume an initial level of 800.00 for SPX and 40.00 for EFA, that the notes are held to maturity, that the upside participation rate is equal to 200.00%, that the maximum gain is 27.50%, and that if the basket return is below -10.00%, investors will lose 1.00% of the original principal amount of their notes for each percentage point that basket return is below -10.00%.

Example 1:  The final levels of both basket components are greater than their respective initial levels.
Index	SPX	EFA
Initial Level	800.00	40.00
Final Level	840.00	42.40
Basket Component Return	5.00%	6.00%
Basket Return (RSPX/2 + REFA/2)	5.50%
Basket Return x Upside Participation Rate (200.00%)	11.00%
Maximum Gain	27.50%
Cash Settlement Value	$1,110.00

Here, the basket return is 5.50%.

Because the basket return is positive and the product of the basket return multiplied by the upside participation rate is below the maximum gain, the cash settlement value equals 100.00% of the original principal amount plus the product of (a) the principal amount multiplied by (b) the basket return multiplied by the upside participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $1,110.00.

Example 1 shows that you are assured a return of your principal investment, subject to the maximum gain, when the final levels of the basket components exceed their initial levels.

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Example 2:  The final levels of each basket component are significantly greater than their respective  initial levels.
Index	SPX	EFA
Initial Level	800.00	40.00
Final Level	920.00	51.00
Basket Component Return	15.00%	27.50%
Basket Return (RSPX/2 + REFA/2)	21.25%
Basket Return x Upside Participation Rate (200.00%)	42.50%
Maximum Gain	27.50%
Cash Settlement Value	$1,275.00

Here, the basket return is 21.25%.

Because the basket return multiplied by the upside participation rate is greater than the maximum gain of 27.50%, the cash settlement value would be equal to the maximum payment at maturity.  Accordingly, at maturity, the cash settlement value in this example would be $1,275.00.

Example 2 shows that the return on your investment in the notes would be capped by the maximum payment at maturity in situations where the basket return multiplied by the upside participation rate exceeds the maximum gain of 27.50%.

Example 3:  The final levels of each basket component are slightly less than their respective initial levels.
Index	SPX	EFA
Initial Level	800.00	40.00
Final Level	760.00	38.40
Basket Component Return	-5.00%	-4.00%
Basket Return (RSPX/2 + REFA/2)	-4.50%
Cash Settlement Value	$1,000.00

Here, the basket return is -4.50%.

Because the basket return is negative, but is not less than -10.00%, you would receive a cash settlement value equal to the original principal amount of your notes.  Accordingly, the cash settlement value in this example would be equal to $1,000.

Example 3 shows that you are assured the return of the original principal amount of your notes where the basket return is not less than -10.00%.

Example 4:  The final levels of each basket component are significantly less than their respective initial levels.
Index	SPX	EFA
Initial Level	800.00	40.00
Final Level	600.00	28.00
Basket Component Return	-25.00%	-30.00%
Basket Return (RSPX/2 + REFA/2)	-27.50%
Cash Settlement Value	$825.00

Here, the basket return is -27.50%.

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Because the basket return is negative and is less than -10.00%, you would lose 1.00% of the original principal amount of your notes for each percentage point that the basket return is below -10.00%.  Accordingly, at maturity, the cash settlement value would be equal to $825.00, and you would suffer a loss of 17.50%.

Example 4 shows that you may lose up to 90.00% of the original principal amount of your notes if the basket return falls below -10.00%.

Example 5:  The final level of EFA is significantly less than its initial level, while the final level of SPX is moderately greater than its initial level.
Index	SPX	EFA
Initial Level	800.00	40.00
Final Level	880.00	20.00
Basket Component Return	10.00%	-50.00%
Basket Return (RSPX/2 + REFA/2)	-20.00%
Cash Settlement Value	$900.00

Here, the basket return is -20.00%.

Because decline in the level of EFA was significant enough to effectively eliminate the positive basket component return of SPX, the basket return is negative.  Since the basket return is negative and is less than -10.00%, you would lose 1.00% of the original principal amount of your notes for each percentage point that the basket return is below -10.00%.  Accordingly, at maturity, you would suffer a loss of -10.00% of your principal amount, and the cash settlement value would be equal to $900.00.

Example 5 shows that a significant change in the level of one basket component will have a greater influence upon the return of your investment than more moderate change in the level of the other basket component.

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Sensitivity Analysis – Hypothetical Payment at Maturity for Each $1,000 Principal Amount of Notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the basket return) on an investment of $1,000 in notes for a hypothetical range of performance for the basket return from -100.00% to +100.00%. The following results are based solely on the assumptions cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.  The table assumes a hypothetical upside participation rate of 200.00% and a maximum payment at maturity of $1,275.00.  The table also assumes that if the basket return is less than -10.00%, you will lose 1.00% of the original principal amount of your notes for each percentage point that the basket return is below -10.00%.

Assumptions:

•	Principal amount:	$1,000

•	Upside participation rate:	200.00%, if the basket return is positive

•	Maximum payment at maturity:	$1,275.00

•	Partial principal protection:	The initial 10.00% of any negative basket return

•	Reference asset performance:	100.00% to -100.00%

Performance of the Reference Asset	Performance of the Notes
Basket Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	200.00%	27.50%	$1,275.00
90.00%	200.00%	27.50%	$1,275.00
80.00%	200.00%	27.50%	$1,275.00
70.00%	200.00%	27.50%	$1,275.00
60.00%	200.00%	27.50%	$1,275.00
50.00%	200.00%	27.50%	$1,275.00
40.00%	200.00%	27.50%	$1,275.00
30.00%	200.00%	27.50%	$1,275.00
20.00%	200.00%	27.50%	$1,275.00
10.00%	200.00%	20.00%	$1,200.00
5.00%	200.00%	10.00%	$1,100.00
0.00%	N/A	0.00%	$1,000.00
-5.00%	N/A	0.00%	$1,000.00
-10.00%	N/A	0.00%	$1,000.00
-20.00%	N/A	-10.00%	$900.00
-30.00%	N/A	-20.00%	$800.00
-40.00%	N/A	-30.00%	$700.00
-50.00%	N/A	-40.00%	$600.00
-60.00%	N/A	-50.00%	$500.00
-70.00%	N/A	-60.00%	$400.00
-80.00%	N/A	-70.00%	$300.00
-90.00%	N/A	-80.00%	$200.00
-100.00%	N/A	-90.00%	$100.00

The notes are intended to be long term investments and, as such, should be held to maturity.  They are not intended to be short-term trading instruments.  The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the reference asset has appreciated since the pricing date of the notes.  The potential returns described here assume that your notes are held to maturity.

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DESCRIPTION OF THE BASKET COMPONENTS

General

This free writing prospectus is not an offer to sell and it is not an offer to buy any of the securities comprising SPX, interests in EFA, or any of the securities comprising the underlying index of EFA.  All disclosures contained in this free writing prospectus regarding the basket components, including their make-up, performance, method of calculation, and changes in their constituents, are derived from publicly available information.  Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the basket components, stocks comprising SPX\ or the underlying index of EFA contained in this free writing prospectus.  You should make your own investigation into the basket components  and stocks included in SPX or the underlying index of EFA contained in this free writing prospectus.  An index sponsor has no obligation to continue to publish, and may discontinue publication of SPX or the underlying index of EFA.  An index sponsor may discontinue or suspend the publication of SPX or the underlying index of EFA, as applicable,  at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the index sponsor is accurate or complete.  For more information, We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The S&P 500® Index

We have derived all information relating to SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of SPX at any time.

S&P publishes SPX.

The reference asset is capitalization weighted and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the reference asset, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  As of January 27, 2009, 412 companies, or 83.20% of the constituents in the index, traded on the New York Stock Exchange (the “NYSE”) and 88 companies, or 16.80% of the constituents in the index, traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”).  S&P chooses companies for inclusion in the reference asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the reference asset with the number of companies included in each group, as of January 27, 2009, indicated in parenthesis: Industrials (59), Utilities (34), Telecommunication Services (9), Materials (29), Information Technology (75), Energy (39), Consumer Staples (40), Consumer Discretionary (80), Health Care (54) and Financials (81).  Changes in the reference asset are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on S&P website (http://www.spglobal.com).  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The reference asset does not reflect the payment of dividends on the stocks included in the reference asset.

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Computation of SPX

S&P currently computes SPX as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii)	the market values of all component stocks as of that time are aggregated;

(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v)	the current aggregate market value of all component stocks is divided by the base value; and

(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in SPX, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  X  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of SPX and a  SPX component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The notes are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in financial products generally or in the notes particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P  without regard to HSBC or the notes.  S&P has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the notoes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

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Historical Performance of SPX

The following table sets forth the quarterly high and low intra-day levels, as well as end-of-quarter closing levels, of SPX for each quarter in the period from January 1, 2006 through December 31, 2008 and for the period from January 1, 2009 through January 29, 2009.  The closing level of SPX on January 29, 2009 was 845.14.  We obtained the data in the following table from Bloomberg Professional® service (“Bloomberg”), without independent verification by us.  Historical levels of SPX should not be taken as an indication of future performance, and no assurance can be given that the level of SPX will increase relative to the initial level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2006	1,310.88	1,245.74	1,294.83
June 30, 2006	1,326.70	1,219.29	1,270.20
September 30, 2006	1,340.28	1,224.54	1,335.85
December 31, 2006	1,431.81	1,327.10	1,418.30
March 30, 2007	1,461.57	1,363.98	1,420.86
June 29, 2007	1,540.56	1,416.37	1,503.35
September 30, 2007	1,555.90	1,370.60	1,526.75
December 31, 2007	1,576.09	1,406.10	1,468.36
March 31, 2008	1,471.77	1,256.98	1,322.70
June 30, 2008	1,440.24	1,272.00	1,280.00
September 30, 2008	1,313.15	1,106.42	1,166.36
December 31, 2008	1,167.03	741.02	903.25
January 1, 2009 through January 29, 2009	943.85	804.30	845.14

The iShares® MSCI EAFE Index Fund

We have derived all information relating to the reference asset, including, without limitation, its make-up, method of calculation and changes in its components or components of the underlying index, from publicly available sources.  The information reflects the policies of and is subject to change by iShares®, Inc. (“iShares”).

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press  releases, newspaper articles and other publicly disseminated documents and the iShares website at www.ishares.com. We make no representation or warranty as to the  accuracy or completeness of such information.

EFA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index (the “underlying index”).  EFA uses a representative sampling strategy to try to track the underlying index.  The primary exchange for shares of EFA is NYSE Arca, Inc.  Barclays Global Fund Advisors (“BGFA”) is the investment advisor to EFA.

The underlying index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc.(“MSCI”), a majority-owned subsidiary of Morgan  Stanley, and is comprised of the equity securities underlying the MSCI indices of selected countries in Europe, Australasia (Australia and Asia) and the Far East.

Representative Sampling

BGFA employs a technique known as representative sampling to track the underlying index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the underlying index that collectively has an investment profile similar to the underlying index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the underlying index.  EFA may or may not hold all of the securities that are included in the underlying index.

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EFA generally will invest at least 90.00% of its assets in the securities of its underlying index or in American Depositary Receipts, or other depositary receipts representing securities in the underlying index.  EFA may invest the remainder of its assets in securities not included in the underlying index, but which BGFA believes will help EFA track the underlying index.

Correlation

The underlying index is a theoretical financial calculation, while EFA is an actual investment portfolio.  The performance of EFA and the underlying index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund’s portfolio and the underlying index resulting from legal restrictions (such as diversification requirements that apply to EFA but not to the underlying index) or representative sampling.

Industry Concentration Policy

EFA will concentrate its investments ( i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the underlying index is so concentrated.

Historical Performance of EFA

The following table sets forth the quarterly high and low intra-day prices, as well as end-of-quarter closing prices, of EFA for each quarter in the period from January 1, 2006 through December 31, 2008 and for the period from January 1, 2009 through January 29, 2009.  The closing price of EFA on January 29, 2009 was $39.07.  We obtained the data in the following table from Bloomberg, without independent verification by us.  Historical prices of EFA should not be taken as an indication of future performance, and no assurance can be given that the level of EFA will increase relative to the initial level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2006	$65.52	$60.25	$64.99
June 30, 2006	$70.65	$59.40	$65.35
September 30, 2006	$68.52	$60.94	$67.78
December 31, 2006	$74.66	$67.61	$73.26
March 30, 2007	$77.18	$70.95	$76.27
June 29, 2007	$81.79	$76.05	$80.63
September 28, 2007	$85.50	$67.99	$82.56
December 31, 2007	$86.49	$78.00	$78.50
March 31, 2008	$79.22	$65.63	$71.90
June 30, 2008	$78.76	$68.06	$68.70
September 30, 2008	$68.39	$52.36	$56.30
December 31, 2008	$56.42	$35.53	$44.87
January 1, 2009 – January 29, 2009	$45.61	$37.01	$39.07

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult  “Certain ERISA Considerations” section in the Prospectus Supplement.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $[●] Buffered Enhanced Market Participation Notes Linked to an equally weighted basket of the S&P 500® Index and iShares® MSCI EAFE Index Fund January 30, 2009 FREE WRITING PROSPECTUS

TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-1
Investor Suitability	FWP-3
Risk Factors	FWP-4
Illustrative Examples	FWP-6
Description of the Basket Components	FWP-10
Certain U.S. Federal Income Tax Considerations	FWP-13
Certain ERISA Considerations	FWP-13

Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers P	S-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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